MET-CHEM

Lionel Poulin, Eng.
Met-Chem Canada Inc.
555 René-Lévesque Blvd West – 3rd Floor
Montréal, Québec H2Z 1B1
Tel.: (514) 288-5211
Fax: (514) 288-7937
lpoulin@met-chem.com

CONSENT OF AUTHOR

TO: B.C. Securities Commission
Ontario Securities Commission
Quebec Securities Commission
U.S. Securities and Exchange Commission
Toronto Stock Exchange
American Stock Exchange

I, Lionel Poulin, do hereby consent to the filing of written disclosure of a technical report entitled Casa Berardi Project, Feasibility Study Final Report – Revised Executive Summary and dated January 2005 (Revised October 2005), (the "Technical Report") and any extracts from or a summary of the Technical Report in the News Release dated January 31, 2005 and Material Change Report dated January 31, 2005 of Aurizon Mines Ltd., and to the filing of the Technical Report with the securities regulatory authorities referred to above.

I also certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report or that the written disclosure in the News Release dated January 31, 2005 and Material Change Report dated January 31, 2005 of Aurizon Mines Ltd. contains any misrepresentation of the information contained in the Technical Report.

Dated this 13th Day of October, 2005.

Lionel Poulin 19377 QUÉBEC

(Seal or Stamp)

Signature of Qualified Person

Lionel Poulin